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                                                                    EXHIBIT 99.1


SALTON, INC. REPORTS THIRD QUARTER FISCAL 2002 RESULTS

LAKE FOREST, Ill.--(BUSINESS WIRE)--May 7, 2002--Salton, Inc. (NYSE: SFP - news), today reported its fiscal 2002 third quarter results for the period ended March 30, 2002.

For the quarter, net sales increased 22.5% to $188.1 million compared to $153.6 million in the same period last year. Operating income was $16.7 million compared to $23.8 million in the year-ago quarter. Operating income reflects the Company's continued aggressive marketing and advertising initiatives, and the inclusion of expenses related to the operation of Salton Europe, acquired in June 2001. Net income for the quarter was $3.9 million, or $0.26 per diluted share, compared to $9.5 million, or $0.60 per diluted share in the prior year period. The weighted average common and common equivalent shares outstanding for the quarter were 15,101,200 compared to 15,829,942 in last year's comparable quarter.

Leonhard Dreimann, Chief Executive Officer of Salton, stated, "Against a difficult US economic landscape and retail environment, we are quite pleased to report strong top-line growth of nearly 23%, driven primarily by our continued success with Salton Europe. During the third quarter, we continued to be aggressive with our advertising and marketing worldwide to generate excitement in the marketplace and drive introductions of new products. The continued shift to higher volume, lower margin products in the period with promotional activity of $20.0 million compared to $12.0 million in the same quarter of last year, negatively impacted operating margin. Nevertheless, we continue to believe this aggressive marketing stance will bode well for our company when the environment recovers."

"We continue to benefit from our growth in Salton Europe. Our successful George Foreman(TM) products, which were introduced to the UK market in December of 2001, continue to be well received by consumers overseas. The George Foreman(TM) grills are now leading the small electrical appliance category in the UK. During the quarter we successfully introduced our Juiceman(R) and Breadman(R) product lines in the UK."

For the nine months ended March 30, 2002, net sales increased 13.2% to $704.9 million, compared to $623.0 million in the same period last year. Operating income was $85.4 million compared with $120.2 million in the year-ago period. Net income for the nine months was $32.5 million, or $2.16 per diluted share, compared with $57.6 million, or $3.55 per diluted share in the prior year period. These results reflect the shift to higher volume, lower margin products in the period and the company's aggressive marketing throughout the year. The weighted average common and common equivalent shares outstanding for the year-to-date period were 15,023,872 compared to 16,200,873 in last year's comparable nine-month period.

Mr. Dreimann continued, "We have aligned ourselves with one of the leading brand names in the history of electric houseware appliances, Westinghouse(R). We have announced our entry into the smart appliances category with the premier brand of Westinghouse. These appliances will operate with Microsoft CE. NET."

"We recognize that all products evolve over time and we are prepared to deliver on what we know our customers want...simple, practical and affordable appliances that can perform higher-level functions as a result of information technology. The Westinghouse-branded line of smart appliances will embody all of these qualities as well as our previously announced entry into the

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vacuum cleaner category. Importantly, these products mesh with our strategy of offering new, innovative and affordable products to the contemporary kitchen, which minimize or eliminate labor-intensive and manual processes."

"Although we continue to experience changes in the economy as well as changes in the retail environment, we remain optimistic about the long-term vision for our company."

Conference Call

A conference call discussing second quarter results will be held today, May 7, 2002, at 10:00 A.M. EST. Investors can access the conference call via a live webcast on the Company's website at www.saltoninc.com. A replay of the call will be maintained on the www.saltoninc.com website.

About Salton, Inc.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Russell Hobbs(R), Tower(R), Haden(R), Welbilt(R), Aircore(R), and Westinghouse(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Westclox(R), Big Ben(R), Spartus(R), Timex(R) Timers, Stiffel(R), Ultrasonex(TM), Relaxor(R), Carmen(R), Hi-Tech(R), Mountain Breeze(R), Salton(R), Pifco(R) and Starck(R).

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.



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                                  SALTON, INC.
                            STATEMENTS OF OPERATIONS
                                    Unaudited
                    (Dollars in Thousands, Except Share Data)


                                Quarter Ended               Year to Date
                          -----------------------------------------------------
                             3/30/02      3/31/01       3/30/02       3/31/01
                          -----------------------------------------------------

Net sales                 $   188,095   $   153,558   $   704,934   $   623,001
Cost of goods sold            106,579        84,478       410,005       352,362
Distribution expenses          14,723        11,877        46,499        36,315
                          -----------------------------------------------------
Gross profit                   66,793        57,203       248,430       234,324
Selling, general and
 administrative
 expenses                      50,135        33,447       163,016       114,166
                          -----------------------------------------------------
Operating income               16,658        23,756        85,414       120,158
Interest expense               10,413         8,582        33,851        28,054
                          -----------------------------------------------------
Income before
 income taxes                   6,245        15,174        51,563        92,104
Income taxes                    2,312         5,689        19,079        34,539
                          -----------------------------------------------------
Net income                $     3,933   $     9,485   $    32,484   $    57,565
                          =====================================================

Weighted average
 common shares
 outstanding               10,987,162    11,739,662    11,009,988    11,817,384

Weighted average
 common and common
 equivalent shares
 outstanding               15,101,200    15,829,942    15,023,872    16,200,873

Net income per
 common share: Basic      $      0.36   $      0.81   $      2.95   $      4.87
Net income per
 common share: Diluted    $      0.26   $      0.60   $      2.16   $      3.55




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                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)

                                                      (unaudited)
 ASSETS                                                  Mar 30         June 30
 ------                                                   2002            2001
                                                        ------------------------
 Current Assets:
   Cash                                                 $ 28,325        $ 30,097

   Accounts receivable,
    net of allowances                                    191,261         185,881

   Inventories                                           236,069         192,502

   Prepaid expenses and
    other current assets                                  11,931          10,100

   Prepaid income taxes                                    1,289          14,907

   Deferred tax assets                                     4,649           4,419
                                                        ------------------------
     Total current assets                                473,524         437,906


 Net Property, Plant and
  Equipment                                               52,197          47,724


 Patents and Trademarks,
  net of accum amort                                     131,818         132,128
 Cash in escrow for
  Pifco loan notes                                        17,457          17,748

 Intangibles, net and
  Other Non-current Assets                               104,581          87,378

                                                        ------------------------
 TOTAL ASSETS                                           $779,577        $722,884
                                                        ========================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
   Revolving line of credit and
    other current debt                                  $111,082        $ 41,530
   Accounts payable                                       16,626          33,450

   Accrued expenses                                       48,379          32,908

   Income taxes payable                                        -               -

  Foreman guarantee                                        1,239          19,370
                                                        ------------------------
     Total current liabilities                           177,326         127,258


 Non-current deferred tax liability                        2,295           2,293
 Senior subordinated notes due 2005                      125,000         125,000
 Senior subordinated notes due 2008                      152,897         148,325
 Loan notes to Pifco shareholders                         12,019          11,271
 Other notes payable                                      64,055          97,240
                                                        ------------------------
     Total liabilities                                   533,592         511,387

 Stockholders' Equity:
     Total stockholders' equity                          245,985         211,497
                                                        ------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'                     $779,577        $722,884
  EQUITY
                                                        ========================





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---------------------

Contact:
     Salton, Inc.
     William B. Rue, President and Chief Operating Officer
      847/803-4600
          or
     Investor Relations: Morgen-Walke Associates
     Suzanne Rosenberg/Ankit Goyal
     Press: Laura Novak/Stephanie Sampiere
      212/850-5600





















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